EXHIBIT 11.0
(Page 1 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND
COMMON EQUIVALENT SHARE
(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
	(Unaudited)		(Unaudited)
BASIC

Income from continuing operations	$253,321	$199,835	$268,948	$172,942
Gain from discontinued operations	27,253	—	27,253	—
Cumulative effect of change in accounting principles	—	—	(252,194)	(12,001)

Net income applicable to common shares	$280,574	$199,835	$44,007	$160,941

Applicable Shares for Computation of Income (Loss) per Share:

Weighted average common shares outstanding	436,959	431,250	435,263	430,703

Income (Loss) Per Common Share—Basic

Income from continuing operations	$0.58	$0.46	$0.62	$0.40
Gain from discontinued operations	0.06	—	0.06	—
Cumulative effect of change in accounting principles	—	—	(0.58)	(0.03)

Net income per common share	$0.64	$0.46	$0.10	$0.37

EXHIBIT 11.0
(Page 2 of 2)

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME (LOSS) PER COMMON AND
COMMON EQUIVALENT SHARE
(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
	(Unaudited)		(Unaudited)
DILUTED

Income from continuing operations	$253,321	$199,835	$268,948	$172,942
Gain from discontinued operations	27,253	—	27,253	—
Cumulative effect of change in accounting principles	—	—	(252,194)	(12,001)

Net income applicable to common shares	$280,574	$199,835	$44,007	$160,941

Applicable Shares for Computation of Income (Loss) per Share:

Weighted average common shares outstanding	436,959	431,250	435,263	430,703
Weighted average common equivalent shares arising from:
Dilutive stock options	5,192	4,614	5,511	4,252
Stock subscription warrants	—	452	196	381

Weighted average number of common and common equivalent shares	442,151	436,316	440,970	435,336

Income (Loss) Per Common Share—Diluted

Income from continuing operations	$0.57	$0.46	$0.61	$0.40
Gain from discontinued operations	0.06	—	0.06	—
Cumulative effect of change in accounting principles	—	—	(0.57)	(0.03)

Net income per common share	$0.63	$0.46	$0.10	$0.37